Exhibit 10.78

Rodney O. Martin, Jr.

Chief Executive Officer

March 28, 2013

Mr. Ewout Steenbergen

[home address]

Dear Ewout:

I am very pleased to extend an offer of employment with ING U.S., Inc., or with a controlled affiliate of ING U.S. Inc.,* (herein referred to as the “Company”). The purpose of this letter is to set forth the provisions of our localization offer for the position of Executive Vice President and Chief Financial Officer of ING U.S. In this role, you will report directly to me. As determined by the Company, you will have the authority, responsibilities and reporting relationships that are commensurate with your position as CFO and with your level of experience. Questions regarding your role should be discussed with me.

As determined by the Company, the Company will attempt to treat you equitably as compared to similarly situated Named Executive Officers (“NEO”) with respect to various terms of employment, such as:

•	Indemnification and directors and officers liability insurance coverage;

•	Your eligibility to participate in a cash bonus plan, to the extent the Incentive Compensation Plan (ICP) is modified or terminated;

•	Your eligibility to participate in a long-term incentive program; and

•	Your eligibility to participate in benefit programs, perquisites and business expense reimbursement policies.

Localization Date: Your localization date will be as of April 1, 2013.

Base Salary: Your annual base salary will be $550,000, effective April 1, 2013 and payable semi-monthly in accordance with the Company’s regular payroll practices. You will be scheduled for an annual performance review, which is expected to be in March of each year. The Company reserves the right to review and adjust compensation to reflect what is appropriate for each position.

Incentive Compensation Plan: You will be eligible to participate in the Company’s Incentive Compensation Plan (ICP). Your target ICP incentive, beginning with respect to 2013 performance, is 100% of your year-end base salary. The ICP is designed to allow for individual awards of up to 200% of target depending upon business and individual performance. ICP awards are typically paid annually in March based on the prior year’s performance. Your ICP award, if any, is subject to a mandatory, partial deferral. Recently, the Company implemented a deferral program where ICP awards above €100,000 are subject to partial deferral. Deferred

230 Park Avenue
New York, NY 10169

RETIREMENT	INVESTMENTS	INSURANCE

amounts may be converted, at the discretion of ING Group and the Company, into ING Group or Company stock and/or cash and vest over a three or four year period, subject to the terms and conditions of the deferral plan. It has yet to be determined whether this same plan (or a similar deferral plan) will be utilized for 2013 ICP awards (payable in 2014). ICP awards are not guaranteed. The ICP is a discretionary plan and the Company reserves the right to modify or discontinue the plan at any time.

Deferred Compensation Savings Plan: You will be eligible to participate in the Company’s Deferred Compensation Savings Plan (DCSP) effective on your date of localization. If you would like to receive a copy of the plan details and enrollment materials, please contact Paula Ward at (770) 933-3639. You must return your enrollment forms to the Executive Compensation Department within 30 days of your localization date to participate in 2013. Deferral elections will begin as soon as administratively possible once you have received an approval confirmation.

Long-Term Incentive (LTI) Program: You will be eligible to participate in the Company’s long-term incentive program. Your annual target economic value will be 200% of your annual base salary. Awards are reviewed each year and are not guaranteed. Therefore, your ongoing participation is at the discretion of the Company.

You currently have pre-2013 ING Group long-term incentive awards outstanding that were granted while you were on international (expat) assignments in Hong Kong and in the U.S (the “Expat LTI”). As both of these long-term assignments began after March 1, 2007, the taxation treatment of the Expat LTI awards are subject to tax protection, which is dictated by the terms of the ING Group Net Pay Policy. Tax protection under this policy means that you will pay the lower of either the amount due under tax equalization or the actual marginal home and host tax due on the Expat LTI at the time the taxes are due (vesting or exercise), with ING U.S. grossing you up (i.e., reimbursing you) for the lesser of any actual additional taxes due with respect to the Expat LTI or $50,000.

CRD III: You should be aware that the Capital Requirements Directive III published by the Committee of European Banking Supervisors, as implemented by the Dutch Central Bank (“CRD III”), has been applied to all U.S.-based control function staff, including the finance staff and certain additional senior identified staff, effective beginning January 1, 2012. To comply with these CRD III regulations, the Company is required to establish compensation policies and practices that satisfy CRD III and that define acceptable ratios of fixed to variable compensation and includes hold-back, claw-back, retention and deferral provisions. We have taken into account the impact of CRD III in establishing your compensation package, which satisfies applicable CRD III requirements.

ING Americas Severance Pay Plan (The “Severance Plan”): Upon your localization, you will become eligible for the benefits provided under the terms of the Severance Plan. Section 1.18(b) of the Severance Plan defines a qualified termination that is eligible for severance to have occurred when an employee’s base salary has been significantly reduced due to a Company-requested job change. For the avoidance of doubt in construing the terms of the Severance Plan as they would be applied in your circumstances, the Company deems a 10% or greater reduction in your base salary to constitute a significant reduction in your base salary, and further deems that a Company-requested job change would have occurred in the event your base salary were to be reduced by 10% or more.

230 Park Avenue

New York, NY 10169

RETIREMENT	INVESTMENTS	INSURANCE

Market Value Allowance (MVA): As part of your transition from expatriate employee status to regular employee, you will receive a market value allowance of $400,000, less applicable taxes and withholdings, for each of the calendar years 2013 and 2014. The market value allowance will be paid as follows: (1) lump sum payment of $400,000, to be paid as soon as administratively possible after the signing of this offer letter; and (2) lump sum payment of $400,000, to be paid on April 15, 2014. To avoid any doubt, none of this market value allowance qualifies or will qualify as Eligible Pay under the ING Americas Severance Pay Plan. If you are terminated without Cause prior to April 15, 2014, you will be paid the second MVA payment of $400,000. “Cause” is defined as: (A) your breach of any provision of this letter, (B) aiding and abetting a competitor of the Company or any of its subsidiaries or affiliates, (C) misappropriation (or attempted misappropriation) or embezzlement (or attempted embezzlement) of funds or property of the Company or any of its subsidiaries or affiliates, or fraudulent misrepresentation or disclosure of confidential information or trade secrets of the Company or any of its subsidiaries or affiliates, (D) gross negligence or willful misconduct in the discharge of your duties and responsibilities to the Company or any of its subsidiaries or affiliates, (E) commission of any criminal act involving your duties and responsibilities for the Company or any of its subsidiaries or affiliates, (F) continued willful and unjustified failure or refusal to perform your duties associated with your position after having been notified in writing by the Company of such failure or refusal and failing to correct the failure or refusal in the manner described in the written notification within three business days, (G) failure to abide by the applicable material policies of the Company, including but not limited to, the ING U.S. General Code of Conduct, or (H) a similar act or failure to act that causes demonstrable and serious injury to the Company or any of its subsidiaries or affiliates, as determined by the Company.

If you leave the Company voluntarily before April 15, 2015, you hereby agree to repay to the Company a pro-rated amount of the MVA that has been paid to you (up to $800,000), calculated by subtracting from the total amount of MVA paid to you, an amount equal to the product of (i) the number of months of your active employment with ING U.S. during the 24- month period running from April 1, 2013 to and including April 1, 2015, rounded up to the nearest whole number, multiplied by (ii) $33,333.33, the amount of MVA attributed to each month during such 24 month period. The amount determined in accordance with the preceding sentence is the amount that you agree you will repay to ING U.S., Inc., within 15 days after your last day of employment with ING U.S., under the conditions set forth above.

Special Deal Incentive Award: The one-time special deal incentive award which was previously granted to you with an initial value of $650,000 will be increased by $150,000, yielding a Deal Incentive Award to you with an aggregate grant value of $800,000. The terms and conditions of this revised Deal Incentive Award will otherwise remain the same as are outlined in your initial award agreement.

401(k): The Company will match 100% of the first 6% of pre-tax eligible compensation you contribute, subject to the IRS limit. You may enroll in the ING Americas Savings Plan and ESOP (“Savings Plan”) as soon as the plan administrator receives your payroll data (usually

230 Park Avenue

New York, NY 10169

RETIREMENT	INVESTMENTS	INSURANCE

within 1 week of your localization date). If you do not enroll within the first 60 days of your localization date, the Savings Plan does provide for automatic enrollment of 3% 60 days after your localization date, including an automatic 1% escalation in contribution rate each March until it reaches 6%. You may change the amount of contributions or stop deferrals to the Savings Plan and change investment elections at any time. You will receive enrollment instructions with your other benefit information. The Savings Plan also accepts rollovers from any other qualified plan at any time. The Company match of eligible compensation begins upon your enrollment. Since you have been continuously employed by ING Groep, N.V., its subsidiaries, and/or its affiliates since December 1, 1993, this date will be used for purposes of determining eligibility and vesting in the Savings Plan. Your localization date will be used for purposes of determining the benefit service date under the Savings Plan.

Cash Balance Plan: You will participate in the ING Cash Balance Retirement Plan (“Cash Balance Plan”) which provides a Company-paid contribution equal to 4% of your eligible compensation (base salary and actual ICP awards). Your participation will be automatic upon your localization date with the Company. The date of December 1, 1993 will be used for purposes of determining eligibility and vesting in the Cash Balance Plan. Your localization date will be used for purposes of determining the benefit service date under the Cash Balance Plan.

Employment Benefits: The Company offers flexible benefits that you can use to build a benefits package that meets your needs (e.g., medical, dental, vision, life insurance). Benefits information will be mailed to you at your home address. Upon receipt of your enrollment materials in the selected benefit programs at the benefits service center, your benefits will become active, retroactive to the localization date.

Paid Time-Off (PTO) Bank: You will receive an annual PTO bank of 33 days (264 hours). The PTO Bank can be used for absences for vacation, personal time, family illness and individual sick days.

Changes to Benefit Programs: The benefit programs described on the Company’s onboarding site may be changed by the Company, in whole or in part, at any time, with or without notice to you. Your participation in any benefit programs does not ensure your continued employment or the right to any benefits, except as specifically provided in any Company benefit plan.

Confidentiality of Information: In the performance of your duties on behalf of the Company, you will have access to, receive and be entrusted with confidential information regarding the Company, its affiliates and their clients. All such confidential information is to be held in strictest confidence and, except in the performance of your duties on behalf of the Company, you shall not directly or indirectly disclose or use any such confidential information. This information shall be and remain the Company’s sole and exclusive property. Subject to the last sentences of this section, upon termination of your employment, or whenever requested by the Company, you shall promptly deliver to the Company any and all confidential information or other Company property in your possession or under your control.

Information that is publicly available (other than through your acts or omissions in violation of this agreement or breach of any confidentiality obligation) and made available to you by third

230 Park Avenue

New York, NY 10169

RETIREMENT	INVESTMENTS	INSURANCE

parties without being told of any confidentiality restrictions is not confidential. Further, if you receive a request to disclose confidential information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) you will use best efforts to promptly notify the Company in writing and consult and assist the Company, at the reasonable expense of the Company, in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, you shall disclose only that portion of the confidential information which, based on the written advice of your counsel, is legally required to be disclosed and you will use all reasonable efforts to provide that the receiving person or entity shall agree to treat such confidential information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process, and (iii) you will use all reasonable efforts to provide the Company with an opportunity to review the confidential information prior to disclosure thereof. You are also permitted to retain information relating to the terms of your employment and compensation following termination from the Company.

Employment at Will: This letter is not intended to create an employment contract, and the terms and conditions of your employment may be changed at the Company’s discretion. Employment with the Company is on an at-will basis. This means that you are not employed for any set period of time, and you or the Company may terminate your employment at any time, for any reason.

Ewout, we’re delighted to have you transition from your current expatriate assignment to regular employment with ING U.S. Please indicate your acceptance of this offer by signing below and returning one signed original to me within ten (10) business days. If you have any questions, please contact me directly at (212) 309-5992.

Sincerely,

/s/ Rodney O. Martin, Jr.

Rodney O. Martin, Jr.
Chief Executive Officer
ING U.S., Inc.

Accepted and Agreed to by:

/s/ Ewout Steenbergen	March 28, 2013
Signature	Date

*	Please note that “ING” and “ING U.S.” will not constitute your employer. You will be employed by a U.S. subsidiary of ING U.S., Inc., which shall be bound by the terms and conditions set forth herein.

230 Park Avenue

New York, NY 10169

RETIREMENT	INVESTMENTS	INSURANCE